Exhibit 4.1
AMENDMENT NO. 1
TO
RIGHTS AGREEMENT
     AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), dated as of May 4, 2006, to the Rights Agreement dated as of May 11, 1999 between The Sportsman’s Guide, Inc. and Wells Fargo Bank, National Association, as successor to Norwest Bank Minnesota, N.A., as Rights Agent (the “Rights Agent”).
WITNESSETH:
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;
     WHEREAS, VLP Corporation, a Delaware corporation (“VLP”) , Panther Subcorp, Inc., a Minnesota corporation and a wholly owned subsidiary of VLP (“Subcorp”) and The Sportsman’s Guide, Inc., a Minnesota corporation (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Subcorp will merge with and into the Company, with the Company as the surviving corporation;
     WHEREAS, the Board of Directors of the Company has approved the Merger Agreement;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement; and
     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.
     NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:
     1. Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate alphabetical locations:
     “VLP” shall mean VLP Corporation, a corporation organized under the laws of Delaware.
     “Subcorp” shall mean Panther Subcorp, Inc., a Minnesota corporation and a wholly owned subsidiary of VLP.
     “Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.
     “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 4, 2006, by and among VLP, Subcorp and the Company, as it may be amended from time to time.

     2. Amendment of Definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:
“Notwithstanding anything in this Rights Agreement to the contrary, neither VLP, Subcorp, nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person as a result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”
     3. Amendment of Definition of “Distribution Date”. The definition of “Distribution Date” in Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following proviso immediately after the words “the earlier of (i) and (ii) being herein referred to as the “Distribution Date” in the fourth parenthetical in Section 3(a):
“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”
     4. Amendment of Definition of “Stock Acquisition Date”. The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:
“Notwithstanding anything in this Rights Agreement to the contrary, a “Stock Acquisition Date” shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”
     5. Amendment of Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof as a new Section 3(d):
“Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”
     6. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and supplemented by deleting “(i) the Close of Business on May 11, 2009 (the “Final Expiration Date”) and replacing it with the following:

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“(i) the earlier of (x) the Close of Business on May 11, 2009 and (y) immediately prior to the Effective Time (as defined in the Merger Agreement) (such earlier date, the “Final Expiration Date”), which will be communicated in writing to the Rights Agent.
     7. Effectiveness. This Amendment shall be effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.
     8. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:			THE SPORTSMAN’S GUIDE, INC.

By:	/s/ CHARLES LINGEN		By:	/s/ GREGORY BINKLEY

	Name:	Charles B. Lingen		Name: Gregory R. Binkley
	Title:	Executive Vice President of		Title: President and Chief Executive Officer
Finance and Administration,
Secretary and Treasurer

Attest:			WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ SUSAN J. ROEDER		By:	/s/ STEVEN J. HOFFMAN

	Name:	Susan J. Roeder		Name: Steven J. Hoffman
	Title:	Vice President		Title: Assistant Vice President

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